INVESTMENT MANAGEMENT AGREEMENT

         AGREEMENT made this 23rd day of August, 2002, by and between Westlakes Institutional Portfolios, a Delaware Business Trust (the "Trust"), and Turner Investment Partners, Inc., a Pennsylvania Corporation (the "Investment Manager" or "Turner").

         WHEREAS, the Trust is a diversified, open-end management investment company under the Investment Company Act of 1940, as amended (the "Investment Company Act").

         WHEREAS, the Trust has retained Turner to provide administration of the Trust's operations, subject to the control of the Board of Trustees;

         WHEREAS, the Trust desires to retain the Investment Manager to render investment management services with respect to the portfolios set forth in Schedule A attached hereto and such other portfolios as the Trust and the Investment Manager may agree upon (the "Portfolios"), and the Investment Manager is willing to render such services:

         NOW, THEREFORE, in consideration of mutual covenants herein contained, the parties hereto agree as follows:

         1. DUTIES OF INVESTMENT MANAGER. The Trust employs the Investment Manager to manage the investment and reinvestment of the assets of the Trust, and to continuously review, supervise and (where appropriate) administer the investment program of the Trust, to determine in its discretion (where appropriate) the investments to be purchased or sold, to provide the Trust with records concerning the Investment Manager's activities which the Trust is required to maintain, and to render regular reports to the Trust's officers and Trustees concerning the Investment Manager's discharge of the foregoing responsibilities. The retention of a sub-adviser by the Investment Manager shall not relieve the Investment Manager of its responsibilities under this Agreement.

                  The Investment Manager shall discharge the foregoing responsibilities subject to the control of the Board of Trustees of the Trust and in compliance with such policies as the Trustees may from time to time establish, and in compliance with the objectives, policies, and limitations of the Trust as set forth in its Prospectus and Statement of Additional Information, as amended from time to time, and applicable laws and regulations.

                  The Investment Manager accepts such employment and agrees, at its own expense, to render the services and to provide the office space, furnishings and equipment and the personnel (including any sub-advisers) required by it to perform the services on the terms and for the compensation provided herein. The Investment Manager will not, however, pay for the cost of securities, commodities, and other investments (including brokerage commissions and other transaction charges, if any) purchased or sold for the Trust.

         2. PORTFOLIO TRANSACTIONS. The Investment Manager is authorized to select the brokers or dealers that will execute the purchases and sales of the Trust's investments and is directed to use its best efforts to obtain the best net results as described from time to time in the Portfolios' Prospectuses and Statement of Additional Information. The Investment Manager will promptly communicate to the officers and the Trustees of the Trust such information relating to the Trust's investment transactions as they may reasonably request.

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

                  It is understood that the Investment Manager will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Trust or be in breach of any obligation owing to the Trust under this Agreement, or otherwise, by reason of its having directed a securities transaction on behalf of the Trust to a broker-dealer in compliance with the provisions of Section 28(e) of the Securities Exchange Act of 1934 or as described from time to time by the Portfolios' Prospectuses and Statement of Additional Information.

         3. COMPENSATION OF THE INVESTMENT MANAGER. For the services to be rendered by the Investment Manager as provided in Sections 1 and 2 of this Agreement, the Trust shall pay to the Investment Manager compensation at the rate specified in Schedule B which is attached hereto and made a part of this Agreement. Such compensation shall be paid to the Adviser at the end of each month, and calculated by applying a daily rate, based on the annual percentage rates as specified in Schedule B, to the assets. The fee shall be based on the average daily net assets for the month involved (less any assets of such Portfolios held in non-interest bearing special deposits with a Federal Reserve Bank).

                  All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

         4. OTHER EXPENSES. The Investment Manager shall pay all expenses of printing and mailing reports, prospectuses, statements of additional information, and sales literature relating to the solicitation of prospective clients. The Trust shall pay all expenses relating to mailing to existing shareholders prospectuses, statements of additional information, proxy solicitation material and shareholder reports.

         5. EXCESS EXPENSES. If the expenses for the Trust for any fiscal year (including fees and other amounts payable to the Investment Manager, but excluding interest, taxes, brokerage costs, litigation, and other extraordinary costs) as calculated every business day would exceed the expense limitations imposed on investment companies by any applicable statute or regulatory authority of any jurisdiction in which shares of a Portfolio are qualified for offer and sale, the Investment Manager shall bear such excess cost. However, the Investment Manager will not bear expenses of any Portfolio which would result in the Portfolio's inability to qualify as a regulated investment company under provisions of the Internal Revenue Code.

                  Payment of expenses by the Investment Manager pursuant to this
                  Section 5 shall be settled on a monthly basis (subject to fiscal year end reconciliation) by a reduction in the fee payable to the Investment Manager for such month pursuant to
                  Section 3 and, if such reduction shall be insufficient to offset such expenses, by reimbursing the Trust.

         6. REPORTS. The Trust and the Investment Manager agree to furnish to each other, if applicable, current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

         7. STATUS OF INVESTMENT MANAGER. The services of the Investment Manager to the Trust are not to be deemed exclusive, and the Investment Manager shall be free to render similar services to others so long as its services to the Trust are not impaired thereby. The Investment Manager shall be deemed to be an independent contractor and shall, unless otherwise expressly


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

                  provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

         8. CERTAIN RECORDS. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the Investment Trust Act which are prepared or maintained by the Investment Manager on behalf of the Trust are the property of the Trust and will be surrendered promptly to the Trust on request.

         9. LIMITATION OF LIABILITY OF INVESTMENT MANAGER. The duties of the Investment Manager shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Investment Manager hereunder. The Investment Manager shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable state law or Federal securities law which cannot be waived or modified hereby. (As used in this Paragraph 9, the term "Investment Manager" shall include directors, officers, employees and other corporate agents of the Investment Manager as well as the corporation itself).

         10. PERMISSIBLE INTERESTS. Trustees, agents, and shareholders of the Trust are or may be interested in the Investment Manager (or any successor thereof) as directors, partners, officers, or Members, or otherwise; directors, partners, officers, agents, and shareholders of the Investment Manager are or may be interested in the Trust as Trustees, shareholders or otherwise; and the Investment Manager (or any successor) is or may be interested in the Trust as a shareholder or otherwise. In addition, brokerage transactions for the Trust may be effected through affiliates of the Investment Manager if approved by the Board of Trustees, subject to the rules and regulations of the Securities and Exchange Commission.

         11. DURATION AND TERMINATION. This Agreement, unless sooner terminated as provided herein, shall remain in effect until two years from date of execution, and thereafter, for periods of one year so long as such continuance thereafter is specifically approved at least annually (a) by the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Trustees of the Trust or by vote of a majority of the outstanding voting Units of the Trust; provided, however, that if the shareholders of the Trust fail to approve the Agreement as provided herein, the Investment Manager may continue to serve hereunder in the manner and to the extent permitted by the Investment Company Act and rules and regulations thereunder. The foregoing requirement that continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the Investment Company Act and the rules and regulations thereunder.

                  This Agreement may be terminated at any time, without the payment of any penalty by vote of a majority of the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Trust on not less than 30 days nor more than 60 days written notice to the Investment Manager, or by the Investment Manager at any time without the payment of any penalty, on 90 days written notice to the Trust. This Agreement will automatically and immediately terminate in the

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

                  event of its assignment. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at any office of such party.

                  As used in this Section 12, the terms "assignment", "interested persons", and a "vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in the Investment Company Act and the rules and regulations thereunder; subject to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

         12. NOTICE. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice: if to the Trust, 1235 Westlakes Drive, Suite 350, Berwyn, PA 19312,
                  Attention: President, and if to the Investment Manager at 1235 Westlakes Drive, Suite 350, Berwyn, PA 19312, Attention:
                  President.

         13. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

         14. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania and the applicable provisions of the Investment Company Act. To the extent that the applicable laws of the Commonwealth of Pennsylvania, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.

         A copy of the Certificate of Trust of the Trust is on file with the Secretary of the State of Delaware, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees, and are not binding upon any of the Trustees, officers, or shareholders of the Trust individually but binding only upon the assets and property of the Trust.

         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first written above.


WESTLAKES INSTITUTIONAL                     TURNER INVESTMENT PARTNERS, INC.
PORTFOLIOS


By: /s/ John H. Grady                          By: /s/ Thomas R. Trala, Jr.
   ------------------------------              -------------------------------
Name: John H. Grady                            Name: Thomas R. Trala, Jr.
Title: EVP & COO                               Title: Treasurer & CFO



Attest: /s/ Diane J. Drake                     Attest: /s/ Rami N. Livelsberger
      ---------------------------              --------------------------------



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


                         SCHEDULE A DATED AUGUST 23, 2002
                                     TO THE
                         INVESTMENT MANAGEMENT AGREEMENT
                               DATED AUGUST 23, 2002
                                     BETWEEN
                       WESTLAKES INSTITUTIONAL PORTFOLIOS
                                       AND
                        TURNER INVESTMENT PARTNERS, INC.




                                   PORTFOLIOS

                          Core Fixed Income Portfolio

                       High Quality Fixed Income Portfolio

                           BBB Fixed Income Portfolio

                        High Yield Fixed Income Portfolio







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


                         SCHEDULE B DATED AUGUST 23, 2002
                                     TO THE
                         INVESTMENT MANAGEMENT AGREEMENT
                               DATED AUGUST 23, 2002
                                     BETWEEN
                       WESTLAKES INSTITUTIONAL PORTFOLIOS
                                       AND
                        TURNER INVESTMENT PARTNERS, INC.


Pursuant to Section 3, the Trust shall pay the Investment Manager compensation at an annual rate as follows:


PORTFOLIO                                            FEE (IN BASIS POINTS)

Core Fixed Income Portfolio                0.49% of the average daily net assets

High Quality Fixed Income Portfolio        0.25% of the average daily net assets

BBB Fixed Income Portfolio                 0.25% of the average daily net assets

High Yield Fixed Income Portfolio          0.30% of the average daily net assets








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